Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Unum Group pertaining to the Unum European Holding Company Limited Savings-Related Share Option Scheme 2021 and the Unum Group 2020 Employee Stock Purchase Plan of our reports dated February 18, 2020, with respect to the consolidated financial statements of Unum Group and subsidiaries, and the effectiveness of internal control over financial reporting of Unum Group and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chattanooga, Tennessee
June 17, 2020